Exhibit 99


                      PRESS RELEASE ISSUED MAY 4, 1998

                       Michigan Packaging Company And
                         Ohio Packaging Corporation
                    Announce The Formation Of CorrChoice

For additional information contact:
Geoffrey A. Jollay
Chairman and Chief Executive Officer
Ohio Packaging Corporation
(330) 833-2884

Michael J. Gasser
Chairman and Chief Executive Officer
Greif Bros. Corporation
(740) 549-6000

DELAWARE, Ohio - May 4, 1998 - Greif Bros. Corporation (NASDAQ: GBCOA; GBCOB) and RDJ Holdings, a privately held company, have agreed to form a joint venture to operate the sheet feeder plants of Michigan Packaging Company, Ohio Packaging Corporation and their respective subsidiaries. The joint venture will be named CorrChoice, with headquarters in Massillon, Ohio. The combined corrugated sheet sales of these manufacturing facilities were $217 million in 1997.

Ohio Packaging Corporation's Chairman and CEO Geoffrey A. Jollay considers this to be a unique opportunity to blend two companies that have proven operating strengths and very similar cultures into one powerful and efficient company. For over 30 years, Ohio Packaging and Michigan Packaging set the standard for what one had to achieve to be a superior supplier of corrugated sheets. "We are now merging to create the premier sheet feeder system in North America," said Jollay. "No company has a greater group of people or finer facilities to provide the service the customer deserves on a local basis."

Michael J. Gasser, Chairman and CEO of Greif Bros. Corporation, stated, "CorrChoice will be dedicated to providing customers with high quality sheets that add value to their operation and will provide superior customer service with daily, on-time deliveries. The combination of these two great organizations into this new independent company will provide the independent sheet plant owner a source of value added raw material that they can depend on for the long term."

Greif Bros. Corporation and RDJ Holdings both contribute excellent facilities and experienced people to CorrChoice, which will contribute to the growth of the business and enable it to compete on a more level playing field in a market now controlled by larger mill integrated companies. The new company will initially have six sheet feeder plants. The plants are Michigan Packaging Company in Mason and Grand Rapids, Michigan; Ohio Packaging Corporation in Massillon, Ohio; Combined Containerboard in Cincinnati, Ohio; Multicorr Corporation in Louisville, Kentucky; and Southeastern Packaging Company in Concord, North Carolina. These plants operate a total of nine corrugators. A new sheet feeder operation, Heritage Packaging Corporation, is in the planning stages for a site yet to be determined.

The joint venture is subject to obtaining the necessary approvals of company boards and regulatory authorities.